Exhibit 99.1

2300 Orchard Parkway

San Jose, CA 95131-1017

Tel: (408) 433-0910

Fax: (408) 428-7998

Press Alert

Contacts:
Bill Slater	Jeanne Hopkins
EVP and CFO	Director, Marketing
Symmetricom	Symmetricom
408-428-7801	408-964-7635
bslater@symmetricom.com	jhopkins@symmetricom.com

Symmetricom, Inc. to Restate Financial Statements for Quarter and Six
Months Ended December 31, 2006 Due to Accounting Error

San Jose, Calif. — April 16, 2007 — Symmetricom, Inc. (NASDAQ: SYMM) today announced that the Audit Committee of its Board of Directors, following a review by and on the recommendation of management, concluded that Symmetricom’s financial statements for the quarter and six months ended December 31, 2006 could no longer be relied upon due to an error in accounting for outsourced labor related to installation work performed by the Company for certain of its customers, and that the financial statements for the quarter  and six months ended December 31, 2006 will be restated due to the error.  This accounting error resulted from reliance on a manually compiled spreadsheet that was not accurately completed.

As a result of this error, the cost of services was understated by approximately $1.2 million; gross profit,  operating income and income before income taxes were overstated by approximately $1.2 million and net income was overstated by approximately $0.8 million for the quarter and six months ended December 31, 2006.  Symmetricom anticipates that the correction of this error will result in a reduction from the previously reported earnings per share on a fully-diluted basis of $0.08 to $0.06 for the quarter ended December 31, 2006 and $0.16 to $0.14 for the six months ended December 31, 2006.

The error affected Symmetricom’s financial statements for the quarter and six months ended December 31, 2006 and did not materially affect the financial statements for any other period.  Symmetricom will file an amendment to its previously filed Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 on Form 10-Q/A, including the restated financial statements, before the deadline for filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

SAFE HARBOR:

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections.  The currently anticipated effects of the restatement described above are preliminary and may be subject to change as Symmetricom completes its analysis of the impact of the accounting error.  Forward-looking statements are made as of the date of this press release and, except as required by law, Symmetricom does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.